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
--------            UNITED STATES SECURITIES AND EXCHANGE COMMISSION               --------------------------------
 FORM 3                          WASHINGTON, DC 20549                                         OMB APPROVAL
--------        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            --------------------------------
                                                                                    OMB Number:          3235-0104
               Filed pursuant to Section 16(a) of the Securities Exchange           Expires:    September 30, 1998
            Act of 1934, Section 17(a) of the Public Utility Holding Company        Estimated average burden
            Act of 1935 or Section 30(f) of the Investment Company Act of 1940      hours per response ....... 0.5
                                                                                    --------------------------------
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
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|    Hoppe      Charles       W.           |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |    RAILWORKS CORPORATION (RWKS)                           |
|    (Last)     (First)     (Middle)       |       5/4/2001            |-----------------------------------------------------------|
|                                          |                           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|  4851 No. 35th Road                      |---------------------------|   Person(s) to Issuer           |    of Original          |
|------------------------------------------|3. I.R.S. Identification   |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an entity    |[X] Director   [ ] 10% Owner     |                         |
|                                          |   (Voluntary)             |                   Other (specify|                         |
|                                          |                           |[ ] Officer              below)  |                         |
|                                          |                           |    (give                        |                         |
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|      Arlington     Virginia     22207    |                           |                                 |    Group Filing (Check  |
|--------------------------------------------------------------------------------------------------------|    Applicable Line)     |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE I. -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 5)   |
|                                        |                              |        (Instr. 4)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|  No securities owned                   |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities                  Potential Persons who are to respond to the
beneficially owned directly or indirectly.                                        collection of information contained in this form
                                                                                  are not required to respond unless the form
*   If the form is filed by more than one reporting person, see Instruction       displays a currently valid OMD control number.
    5(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 1473 (7-97)
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Underlying Derivative  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Securities (Instr. 4)  |   Exercise |    Form of  |   ship (Instr. 4)   |
|                                 |   (Month/Day/Year) |                          |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.5)|                     |
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Response
                                                                                        /s/ Charles W. Hoppe               5/12/01
**  Intentional misstatements or omissions of facts constitute Federal Criminal       ---------------------------------   ----------
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                             **Signature of Reporting Person       Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMB number
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)
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